                                                                     Exhibit 2.2

                            Share Purchase Agreement

   Signed on the 24 of April 2002 by and between:

     1. Carey Agri International Poland Sp. z o.o. ("Carey Agri") whose registered seat is at ul. Bokserska 66A, 02-690 Warsaw, Poland, represented by William V.Carey,

     2. Central European Distribution Corporation ("CEDC") whose registered seat is at 1343 Main Street, # 301, Sarasota, Florida 34236 USA, represented by William V.Carey,

     (jointly referred to as the "Buyers")

   and

     3. Jacek Luczak domiciled at ul. Krakowska 2, 87-100 Torun, Poland

     4. Slawomir Wisniewski domiciled at Kowalki 75, 87-500 Rypin, Poland

     (jointly referred to as the "Sellers")

   RECITALS

   A. The Sellers holds 100 percent of the share capital ("Shares") in AGIS S.A. ("Company") whose registered seat is at Szosa Chelminska 26, 87-100 Torun, Poland, registered with the National Court Register of the District Court in Torun under KRS number 000010340.

   B. The Sellers have agreed to sell to the Buyers all the Shares in the Company.

   C. The Sellers and the Buyers concluded on 13 February 2002 the Letter of Intent ("Letter of Intent"). All actions and conditions defined in the Letter of Intent, in accordance with the conclusion of this Agreement, have been fulfilled.

1. DEFINITIONS

   In this Agreement the following expressions shall be taken to mean as follows:

   "Company"       - shall mean Agis S.A.

   "Shares" - shall mean 25.000 of the Company bearer shares with face value of PLN 100 each share, constituting the entire share capital of the Company.

   "Price" - shall mean the purchase price of 100% of the Shares in the Company, as defined in clause 3.1 of this Agreement.

   "Closing Date"  - shall mean the day of signing the Share Purchase Agreement.

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        Share Purchase Agreement                         Private & Confidential
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        "CEDC Stock" - shall mean the shares of Central European Distribution
                     Corporation, a company listed on NASDAQ in the United States of America, number and value of which is defined in clause 3.3. and 3.5.1. of this Agreement.

2.      SALE AND PURCHASE

        2.1. Upon the terms and subject to the conditions contained in this Agreement the Sellers agree to sell and the Buyers agree to buy, acquiring the Shares free of any liens, encumbrances and third party rights.

        2.2. Carey Agri shall purchase 60 % (i.e.15.000) of the Company Shares and CEDC shall purchase 40% (i.e.10.000) of the Company Shares.

3.      PURCHASE PRICE

        3.1. The purchase price for the Shares shall be PLN 26,903,708.00 ("Price").

        3.2.  PLN 18,728,708.00 shall be paid in cash.

        3.3.  PLN 8,175,000.00 shall be paid in CEDC Stock.

        3.4. The Buyers shall make the cash payment mentioned in clause 3.2 to the Sellers on the Closing Date in accordance with the table below:

Transfer to:
----------------------------------------------------------------------------
                                  CEDC           Carey             Total
----------------------------------------------------------------------------
Mr. Jacek  Luczak             1 293 241,60    8 071 112,40      9 364 354,00
----------------------------------------------------------------------------
Mr. Slawomir Wisniewski      1 293 241,60    8 071 112,40      9 364 354,00
----------------------------------------------------------------------------
                                                               18 728 708,00
                                                               -------------

        3.5. The Buyers shall make the payment mentioned in clause 3.3 to the Sellers in accordance with the following conditions:

              3.5.1. The number of CEDC Stock Shares (172 676) to be received by the Sellers was based on 180 days average CEDC Stock price before the Closing Date being $1,7241, calculated upon the NBP average exchange rate published on the 23/rd/ of April 2002 (table nr 79) being 4,0381 PLN.

              3.5.2. The CEDC Stock covering the respective number of shares calculated as in clause 3.5.1 shall be issued to Mr. Slawomir Wisniewski and Mr. Jacek Luczak (86,338 each) and delivered to the Sellers within 30 days from the Closing Date, with the lock-up period of 6 months.

              Landwell                  2

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4.      PRICE ADJUSTMENT

        4.1. The Price assumes that the Company's value of receivables being more than 60 days past due (excluding the reserves created in 2001) on the 30 April 2002 shall not exceed the value of 2,400,
              000.00 PLN. Verification of receivables on 30 April 2002 shall be made on 20 May 2002. If the value of the receivables over 60 days past due (including reserves created in 2002) is more than 2,400,
              000.00 PLN, the Buyer shall reduce the Price by the amount exceeding the above sum. The Buyers will deduct by this amount payment of dividend to be paid to the Sellers on the 31st of May 2002.

        4.2. The Sellers guarantee that receivables more than 60 days past due on 30 June 2002 shall be at the same level as on 30 April 2002. Verification of receivables on 30 June 2002 shall be made on 20 July 2002. If the amount of receivables on the 30 June 2002 will be higher the difference will be paid to the Buyer within 7 days.

        4.3. If the amount specified in the 4.2. is not paid within 7 days, the Buyers will deduct by this amount payment of dividend which is scheduled to be paid to the Sellers on the 31 July 2002.

5.      CLOSING

        The Closing Date shall be the day of signing of this Agreement. On the Closing Date, the parties shall take the following actions.

        5.1. The Sellers shall transfer the Shares to the Buyers by handing over their certificates to the Buyers.

        5.2. The Buyers shall transfer the cash portion of the Price mentioned in clause 3.2 to the Sellers, according to the table from clause 3.4, to the following bank accounts:

                            --------------------------------------------------------------------------------------------
                               CEDC           Carey               Bank                         No. Konta
              ----------------------------------------------------------------------------------------------------------
              Slawomir                       5 618 612,40   Kredyt Bank S.A. O/Torun         15001751-101750007863
                            --------------------------------------------------------------------------------------------
              Wisniewski      1 293 241,60   2 452 500,00   BIG Oddzia(3)Milenium w Gdansku  11602202-0028582644
              ----------------------------------------------------------------------------------------------------------
                Jacek                        3 000 000,00   BRE Bank S.A. - mBank            11402004-310215067434
                            --------------------------------------------------------------------------------------------
                Luczak                       3 000 000,00   BIG Bank Gdanski IV O/Gdansk     11601322-68136-23-1713972-1
                            --------------------------------------------------------------------------------------------
                              1 293 241,60   2 071 112,40   Kredyt Bank S.A. O/Torun         15001751-101750008857
              ----------------------------------------------------------------------------------------------------------

              If within 7 days from the Closing Date, the Sellers will not receive stated in the above table cash payment, then the Sellers will be in title to claim the full amount of the payment (18,728, 708.00 PLN) with the interest or alternatively return of the shares.

        5.3. The Buyers shall provide the Sellers with the Lock-up Letters ("Lock-up Letters"), and the Sellers shall sign the Lock-up Letters and give them back to the Buyers. The Lock-up Letters are attached as Schedule 1 to this Agreement.

        5.4. The Buyers shall cause the Company and the Sellers to execute employment contracts, attached as Schedule 2 to this Agreement.

        Landwell                        3

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        Share Purchase Agreement                         Private & Confidential
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6.      ACTIONS AFTER CLOSING

        6.1. The Buyers shall deliver to the Sellers the CEDC Stocks as described in clause 3.5 within 30 days from the Closing Date.

        6.2. The Buyers shall take over the guarantees issued personally by the Sellers in connection with the existing bank and suppliers' credits of the Company within 90 days from the Closing Date. The parties shall cooperate in good faith to ensure respective consents from the banks (if required).

        6.3. The parties agree that representation funds of the Company, after the Closing Date shall be used consistently with the way in which they were used during the period prior to the Closing Date.

        6.4. The parties agree that the Sellers are entitled to obtain the dividends for results achieved in the year 2001. The dividend in amount PLN 5,790,900.00 (gross) to be paid to the owners does not exceed 90% of the net profit of Company for the year 2001. The dividend shall be paid to the Sellers in three equal installments in amount of PLN 1,930,300.00 (gross) on the following days:

              -      May 31st 2002
              -      July 31st 2002
              -      September 30th 2002

        6.5. The parties agree that there shall not be any dividend paid out to the Sellers for the results achieved during the year 2002 up to the Closing Date.

        6.6. Within 3 months from the Closing Date the parties shall agree a Bonus Scheme for the Sellers based on their performance under the CEDC bonus scheme. The principles used for calculation of the performance bonus shall be attached in the form of Schedule 5 to this Agreement.

7.      REPRESENTATIONS AND WARRANTIES OF THE SELLERS

        The Sellers hereby jointly and severally represent and warrant to the Buyers that each of the following representations and warranties is true and accurate:

        7.1. The Company has been duly organized and validly exists under the laws of the Republic of Poland.

        7.2. The Shares have been duly created and are fully paid and free and clear of any and all liens, encumbrances, pledges and third party rights.

        7.3. The transfer of the Shares to the Buyers shall not give a legal reason to any third party to terminate or modify any agreements to which the Company is a party. As of the date of signing this Agreement the Sellers are unaware of any intent by suppliers or customers to stop co-operation with the Company.

        Landwell                       4

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   7.4.   The execution of this Agreement and the performance of the obligations set forth herein have been duly authorized by the Sellers and will not result in violation of any law, decree or regulation, any contract to which either of the Sellers is a party, or by which it or its property may be bound, any judgment of any court, or any permit or approval of any governmental agency;

   7.5. This Agreement constitutes a valid and legally binding obligation of the Sellers, enforceable in accordance with its terms.

   7.6. The Sellers caused that the trademark "AGIS" registered in the Patent Office under No.102870 has been transferred to the Company and caused that application on re-registration of the trademark in the Patent Office for the benefit of the Company was submitted. The copy of registration certificate of trademark is attached as Schedule 3 to this Agreement.

   7.7. The land and buildings owned by the Company have been sold before the Closing Date to the third parties for the price of PLN 4,107,885.72. Full payment for land and buildings to the Company shall be realized within 7 days from the Closing Date. If the payment, or part thereof, for land and buildings is not realized within the above term, then the respective amount shall be deducted from dividends to be paid to the Sellers according to clause 6.4. The above deduction shall also include a statutory interest calculated on the payment (or part thereof) from the 1 May 2002 until the day of the respective setoff. The Company and party purchasing the land and buildings have paid the tax on civil law transactions connected with purchasing of the land and buildings calculated on amount of PLN 3,062,000.00, 50% each.

   7.8. The right to purchase the warehouse in Brodnica, owned by the Company has been sold to the Sellers before the Closing Date, for the price of PLN 143,077.44. The Company and the Sellers 50% each have paid cost of the tax on civil law transactions an notary fees connected with purchasing of the rights.

   7.9. Real property needed for current operation of the Company have been leased to the Company under the agreed terms. Lease Agreements are attached as Schedule 4 to this Agreement.

   7.10. From the conclusion date of the Letter of Intent until the Closing Date, the Company's business continued in the normal course, consistent with the way the business had been run during the period prior to the date of the Letter of Intent. The Company did not raise the employee salaries above the levels prevailing on 1 December 2001, increased by the inflation rate (5%) and did not acquire or dispose of any fixed assets with a value exceeding PLN 20,000.00 without written consent of the Buyers, excluding the Company's land and buildings, the Company's rights to purchase the warehouse in Brodnica, and two Company cars - Dodge Van valued at approx. PLN 45,000.00 and Pontiac Van valued at approx. PLN 30,000.00.

   The Sellers acknowledge that the Buyers enter into this Agreement based on the assumption of full truth and accuracy of the above statements.


   Landwell                            5

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     Share Purchase Agreement                             Private & Confidential
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8.   REPRESENTATIONS AND WARRANTIES OF THE BUYERS

     The Buyers hereby represent and warrant to the Sellers as follows:

     8.1. CEDC has been duly organized and validly exists under the laws of the State of Delaware and has the power and authority to execute the transaction contemplated herein;

     8.2. Carey Agri has been duly organized and validly exists under the laws of Poland and has the power and authority to execute the transaction contemplated herein;

     8.3. The execution of this Agreement and the performance of the obligations set forth herein have been duly authorized by the Buyers and will not result in violation of any law, decree or regulation, any contract to which either of the Buyers is a party, or by which it or its property may be bound, any judgment of any court, or any permit or approval of any governmental agency;

     8.4. This Agreement constitutes a valid and legally binding obligation of the Buyers, enforceable in accordance with its terms.

9.   INDEMNITY

     The Sellers shall, for an unlimited period of time assume the liability and shall indemnify the Company and/or the Buyers for any payment of tax or debts resulting from any tax control or legal proceedings concerning the Company's activity before the Closing Date.

10.  NON - COMPETITION COVENANT

     During three years from the Closing Date, each of the Sellers should not be involved in any business which competes with that of the Company, or in particular, participate in competitive partnerships and companies as a partner, a shareholder or a member of their governing bodies, except for the Seller's participation in publishing of the trade magazine "Rynki Alkoholowe". In the case of a breach of this obligation by any of the Sellers, the employment contracts of this Seller may be terminated with immediate effect, and this Seller shall pay to the Buyers a contractual penalty equal to USD 250,000.00 for each case of breach.

11.  NOTIFICATIONS

     All notices and communications required or permitted under this Agreement shall be sufficiently given if personally delivered with acknowledgement of receipt or sent by registered letter or by return telex:

     To the Buyers:
     --------------

     Carey Agri International Poland Sp. z o.o.

     ul. Bokserska66A,

     02-690 Warszawa,Polska,


     Landwell                            6

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       Share Purchase Agreement                           Private & Confidential
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       for the attention of William V. Carey.

       To the Sellers:
       ---------------

       Jacek Luczak, ul. Krakowska 2, 87-100 Torun, Poland

       Slawomir Wisniewski, Kowalki 75, 87-500 Rypin, Poland

       or to any other address which may be notified in writing by either party to the other in the above form.

12.    MISCELLANEOUS

       12.1. The Buyers and the Sellers agree that any information concerning this Agreement released to media up to the moment of 3 months after the Closing Date shall be previously agreed by both parties.

       12.2. Any legal, financial and consulting expenses of the Sellers in relation to the transaction must be borne solely by the Sellers. The Buyers shall be responsible for their own expenses.

       12.3. The cost of the tax on civil law transactions calculated in amount of 1% of the Price shall be borne by both parties, 50% each.

       12.4. This Agreement shall be governed by and construed in accordance with the laws of the Republic of Poland.

       12.5. Any and all disputes arising in connection with this Agreement shall be settled by the Arbitration Court of the Polish Chamber of Commerce in accordance with its rules of proceedings. Arbitration proceedings shall be held in Warsaw and shall be conducted in Polish.

       12.6. This Agreement has been executed in four counterparts in English and four counterparts in Polish, one counterpart of each language version for each Party. The Polish language version shall prevail where there is any difference between the English and Polish language versions.

       Signed by:  Central European Distribution Corporation
                   /s/ William V. Carey
                   Chairman of the Board, President and Chief Executive Officer

                   Carey Agri International Sp. z o.o.
                   /s/ William V. Carey
                   Chairman of the Management Board

       For the Buyers

       Signed by:  /s/ Jacek Luczak              /s/ Slawomir Wisniewski

       For the Sellers


       Landwell                             7

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      Share Purchase Agreement                            Private & Confidential
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      Schedules:

      1.   Lock-up letters,

      2.   Employment contracts,

      3.   Copy of registration certificate of trademark,

      4.   Lease agreements,

      5.   Bonus scheme.

      Landwell                           8